Exhibit 3.8

FINANCIAL ADVISORY AGREEMENT

          This Agreement is made and entered into as of the March 28, 2008, by and between Carlton Capital Inc. (“CCI”) and Paradise Music & Entertainment, Inc. (the “Company”).

     In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Purpose: The Company hereby engages CCI for the term specified in Paragraph 2 hereof to render consulting to the Company as Consultant relating to financial and similar matters upon the terms and conditions set forth herein.

2.	Term: Except as otherwise specified in paragraph 4 hereof, this Agreement shall be effective from March 31, 2008 to March 31, 2009.

3.	Duties of CCI: During the term of this Agreement, CCI shall provide the Company with such regular and customary financial consulting as is reasonably requested by the Company, provided that CCI shall not be required to undertake duties not reasonably within the scope of this Agreement. It is understood and acknowledged by the parties that the value of CCI’s consulting is not readily quantifiable, and that although CCI shall be obligated to render the consulting contemplated by this Agreement upon the reasonable request of the Company, in good faith, CCI shall not be obligated to spend any specific amount of time in so doing. CCI’s duties may include but will not necessarily be limited to, providing recommendations concerning the following matters:

a.	Rendering consulting with regard to any of the following corporate finance matters:
(i) Changes in the capitalization of the Company;
(ii) Changes in the Company’s corporate structure;
(iii) Redistribution of shareholdings of the Company’s stock;
(iv) Offerings of securities in public and private transactions;
(v) Alternative uses of corporate assets;
(vi) Structure and use of debt;
(vii) Sales of stock by insiders pursuant to Rule 144 or otherwise;
(viii) Counsel management with respect to listing on a National Exchange; and
(ix) Strategic planning for the company.

b.	In addition to the foregoing, CCI agrees to furnish consulting to the Company if requested in connection with (i) the acquisition of and/or merger with other companies, the sale of the Company itself, or any of its assets, subsidiaries or affiliates, or similar type of transaction (hereinafter referred to as a “Transaction”), and (ii) financings from financial institutions, including but not limited to lines of credit, performance bonds, letters of credit, loans or other financings (hereinafter referred to as a “institutional financing”).

c.	Compensation: In consideration for the consulting services rendered by CCI to the Company pursuant to this Agreement (and in addition to the expenses provided for in Paragraph 5 hereof) the Company agrees to pay CCI Compensation of Ten Thousand Shares of the Company’s Series C Preferred Stock which converts at 1 to 100 into One Million shares of Common Stock. The Stock shall be issued in the name of CCI or as directed by an officer of CCI and shall be delivered within seven days.

4.	Liability of CCI: The Company acknowledges that all opinions and consulting, written or oral, given by CCI to the Company in connection with CCI’s engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the consulting of CCI to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the company make any public references to CCI, or use CCI’s name in any annual reports or any other reports or releases of the Company without CCI’s prior written consent. CCI’s maximum liability shall not exceed the cash compensation received from the Company.

5.	CCI’s Services to Others: The Company acknowledges that CCI or its affiliates are in the business of providing financial services and consulting to others. Nothing herein contained shall be construed to limit or restrict CCI in conducting such business with respect to others, or in rendering such financial services and consulting to others.

6.	Company Information:

a.	The Company acknowledges and agrees that in performing its services under this engagement, CCI may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same. The Company agrees to notify CCI in writing via overnight courier, facsimile or e-mail of any material event and/or change within twenty-four hours of its occurrence.

b.	Except as contemplated by the terms hereof or as required by applicable law, CCI shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as CCI determines to have a need to know.

7.	Indemnification:

a.	The Company shall indemnify and hold CCI harmless against any and all liabilities, claims, lawsuits, including any and all awards and/or judgments to which it may become subject under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “Act”) or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgments) arise out of or are in connection with the services rendered by CCI or any transactions in connection with this Agreement, except for any liabilities, claims and lawsuits (including awards and/or judgments), arising out of acts or omissions of CCI. In addition, the Company shall also indemnify and hold CCI harmless against any and all costs and expenses, including reasonable counsel fees, incurred or relating to the foregoing. CCI’s maximum liability shall not exceed the cash compensation received from the Company.

CCI contends the subject matter of the Company’s indemnification and the Company thereupon shall be granted the right to take any and all necessary and proper action, at its sold cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise and dispose of such liability, claim or lawsuit, excepting there from any and all proceedings or hearings before any regulatory bodies and/or authorities.

The Company shall give to CCI prompt notice of any such liability, claim or lawsuit which the Company contends is the subject matter of CCI’s indemnification and CCI thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise or dispose of such liability, claim or lawsuit, excepting there from any and all proceedings or hearings before any regulatory bodies and/or authorities.

b.	CCI shall indemnify and hold the Company harmless from any claims or judgements involving fraud which are the result of any intentional act or intentional omission of CCI or its affiliates in connection with this Agreement.

8.	CCI an Independent Contractor: CCI shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that CCI shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

9.	Survivability: All paragraphs (Fees, Indemnification, Noncircumvention, Liability, etc.) shall survive the termination of this Agreement.

10.	Miscellaneous:

a.	This Agreement between the Company and CCI constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein. The headings and captions in this Agreement are inserted for convenience and reference only and shall not be deemed a part hereof or used in the construction or interpretation hereof.

b.	Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile, to the respective parties as set forth below, or to such other address as either party may notify the other in writing.

If to the Company, to:	Richard Rifenburgh
Chairman of the Board/President

Paradise Music & Entertainment Inc.
122 East 42nd Street
New York, NY 10168

If to CCI, to:	Chris Messalas
Managing Director

Carlton Capital Inc.
48 Wall Street, 10th Floor
New York, NY 10005

c.	This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

d.	This Agreement may be executed in any number of counterparts, each of whom together shall constitute one and the same original document.

e.	No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

f.	This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in Connecticut, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process n any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in Paragraph 11(c) hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

CARLTON CAPITAL INC.

By:	/s/ Chris Messalas
Chris Messalas
Managing Director

THE COMPANY

By:	/s/ Julia M. Belden
Julia M. Belden
Corporate Secretary